Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 6, 2026

ProCap Financial, Inc.

600 Lexington Avenue, Floor 2

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to ProCap Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 of the Company (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the resale of up to 51,024,833 shares of our common stock, par value $0.001 per share (“Common Stock”), issued in connection with the Business Combination (as defined below), by certain of the selling securityholders of the Company (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), which consists of (i) 20,100,833 shares of our Common Stock (the “Issued Shares”), (ii) 18,071,500 shares of Common Stock (the “Convertible Note Shares”) issuable upon conversion of the Convertible Notes (as defined below), and (iii) 12,852,500 shares of Common Stock issuable upon the exercise of 12,852,500 warrants (the “Warrant Shares”), including 12,500,000 public warrants (the “Public Warrants”) and 352,500 private warrants (the “Private Warrants”, together with the Public Warrants, the “Warrants”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) the Business Combination Agreement, dated as of June 23, 2025, by and among the Company, Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, ProCap BTC, LLC, a Delaware limited liability company (“Legacy Pro Cap”), and Inflection Points Inc. d/b/a Professional Capital Management, a Delaware corporation(as amended, the “Business Combination Agreement”, and such transactions contemplated thereby, the “Business Combination”), (d) the Company’s certificate of incorporation and bylaws, each as currently in effect, (e) the convertible note subscription agreements (collectively, the “Convertible Note Subscription Agreements”) pursuant to which the investors thereto purchased convertible notes issued by the Company (the “Convertible Notes”), (f) the warrant agreement, dated as of May 15, 2025, by and between CCCM and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“CST”), as warrant agent, as subsequently assigned pursuant to that certain warrant assignment, assumption and amendment agreement, dated as of December 5, 2025 (the “A&R Warrant Agreement”), by and among the Company, CCCM, and CST, and (g) the amended and restated registration rights agreement, dated as of December 5, 2025, by and among the Company, Legacy ProCap, Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company, and certain members of Legacy ProCap, under which the Company assumed the obligations of CCCM under that certain registration rights agreement, dated as of May 15, 2025 (as amended, the “Amended and Restated Registration Rights Agreement” and together with the Business Combination Agreement, the Convertible Note Subscription Agreements and the A&R Warrant Agreement, the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures; the legal capacity of natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and as to matters of fact, the truthfulness of the representations made in the Transaction Documents and the certificates or comparable documents of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Issued Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

2.	The Convertible Note Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Note Subscription Agreements and the associated indenture, and upon due authentication of the Convertible Note Shares by U.S. Bank National Trust, N.A., as trustee, will be validly issued, fully paid and nonassessable.

3.	The Warrant Shares have been duly authorized by the Company and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the A&R Warrant Agreement, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ REED SMITH LLP
Reed Smith LLP